Exhibit 99.(a)(5)(d)

June 16, 2025

Dear Colleagues,

Today’s announcement marks a historic milestone in the treatment of postpartum depression (PPD). Supernus and Sage agreed to unite to continue the fight against a condition that ails millions of women worldwide. You have our commitment that we will continue the incredible work that you started by creating Zurzuvae® and making it available to women with PPD who had no approved alternative treatments. You should be proud of what you have accomplished. You brought hope to so many people and gave them the chance to rebuild their lives and reconnect with their families. This transaction will allow us to build on the great success that you have accomplished so far in establishing a leading position in PPD.

I understand that the news today brings uncertainty and can be stressful to many of you. I am sure that you have so many questions that you would like to get answered as soon as possible. I wanted to assure you that we aim to work diligently and as quickly as possible to fully understand the business and operations and provide transparency and clarity regarding roles, structures and expectations. We will work hard to maintain the great momentum you have created behind the brand and more importantly to continue helping patients.

The combined CNS business of Supernus and Sage will have an exciting portfolio of nine marketed products and a robust pipeline of product candidates. Zurzuvae will become one of our key future growth drivers by helping so many patients with PPD.

While our name might be new to most of you, some of the products that we have developed over the past 35 years may not. For many years we operated as a division of Shire Pharmaceuticals and were the leading developer of ADHD drugs including Adderall®, Adderall XR®, Intuniv® and Mydayis®.

We separated from Shire at the end of 2005 and became Supernus. We went on to develop our own products in CNS and launched our first two products Oxtellar XR® and Trokendi XR® in 2013 in the epilepsy market. We have a strong product development capability with several technology platforms that allowed us to develop twelve products that are marketed by us or by our partners.

Finally, and most importantly, our values and principles guide us every day in serving our patients. These are Supernus values of Integrity, Commitment, Caring and Innovation. Integrity in everything that we do and how we do it across all the aspects of our business; Commitment to and Caring about our employees and patients. It does not matter what your job or title is at Supernus, or what your background is, we are all equal and treat each other with respect and care about each other.

We look forward to working with many of you as one team and one company to serve women with PPD. We deeply appreciate your dedication and hard work and are excited and honored to have the opportunity to work with you on building an amazing future together.

Thank you

Jack Khattar

Additional Information and Where to Find It

The tender offer for the outstanding common stock of Sage Therapeutics, Inc. (“Sage”) has not been commenced. This filing does not constitute a recommendation, an offer to purchase or a solicitation of an offer to sell Sage securities. At the time the tender offer is commenced, Supernus Pharmaceuticals, Inc. (“Supernus”) will file a Tender Offer Statement on Schedule TO (including an Offer to Purchase) with the Securities and Exchange Commission (the “SEC”) and thereafter, Sage will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC, in each case, with respect to the tender offer. The solicitation and offer by Supernus to purchase shares of Sage common stock will only be made pursuant to such Offer to Purchase and related materials. Once filed, investors and security holders are urged to read these materials (including the Offer to Purchase, a related Letter of Transmittal and certain other tender offer documents, as each may be amended or supplemented from time to time) carefully since they will contain important information that Sage investors and security holders should consider before making any decision regarding tendering their common stock, including the terms and conditions of the tender offer. The Tender Offer Statement, Offer to Purchase, Solicitation/Recommendation Statement and related materials will be filed with the SEC, and Sage investors and security holders may obtain a free copy of these materials (when available) and other documents filed by Supernus, Purchaser and Sage with the SEC at the website maintained by the SEC at www.sec.gov. In addition, the Tender Offer Statement and other documents that Supernus and Purchaser file with the SEC will be made available to all investors and security holders of Sage free of charge from the information agent for the tender offer. Investors may also obtain, at no charge, the documents filed with or furnished to the SEC by (i) Supernus under the “Investor Relations” section of Supernus’s website at https://www.supernus.com/ and (ii) Sage under the “Investors & Media” section of Sage’s website at https://www.sagerx.com/.

Forward Looking Statements

This communication includes forward-looking statements. These statements do not convey historical information but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this communication, such risks and uncertainties include, but are not limited to, the risk that the proposed acquisition of Sage by Supernus may not be completed; the possibility that competing offers or acquisition proposals for Sage will be made; the delay or failure of the tender offer conditions to be satisfied (or waived), including insufficient shares of Sage common stock being tendered in the tender offer; the failure (or delay) to receive the required regulatory approvals of the proposed acquisition; the possibility that prior to the completion of the transactions contemplated by the acquisition agreement, Supernus’ or the Sage’s business may experience significant disruptions due to transaction related uncertainty; the effects of disruption from the transactions of Sage’s business and the fact that the announcement and pendency of the transactions may make it more difficult to establish or maintain relationships with employees, manufactures, suppliers, vendors, business partners and distribution channels to patients; the occurrence of any event, change or other circumstance that could give rise to the termination of the acquisition agreement; the risk that stockholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability; the failure of the closing conditions set forth in the acquisition agreement to be satisfied or waived; Supernus’ ability to sustain and increase its profitability; Supernus’ ability to raise sufficient capital to fully implement its corporate strategy; the implementation of Supernus’ corporate strategy; Supernus’ future financial performance and projected expenditures; Supernus’ ability to increase the number of prescriptions written for each of its products and products acquired through the acquisition of Sage; Supernus’ ability to increase its net revenue from its products and products acquired through the acquisition of Sage; Supernus’ ability to commercialize its products including Qelbree; Supernus’ ability to enter into future collaborations with pharmaceutical companies and academic institutions or to obtain funding from government agencies; Supernus’ product research and development activities, including the timing and progress of Supernus’ clinical trials, and projected expenditures; Supernus’ ability to receive, and the timing of any receipt of, regulatory approvals to develop and commercialize Supernus’ product candidates; Supernus’ ability to protect its intellectual property and operate its business without infringing upon the intellectual property rights of others; Supernus’ expectations regarding federal, state and foreign regulatory requirements; the therapeutic benefits, effectiveness and safety of Supernus’ product candidates; the accuracy of Supernus’ estimates of the size and characteristics of the markets that may be addressed by its product candidates; Supernus’ ability to increase its manufacturing capabilities for its products and product candidates; Supernus’ projected markets and growth in markets; Supernus’ product formulations and patient needs and potential funding sources; Supernus’ staffing needs; and other risk factors set forth from time to time in Supernus’ filings with the Securities and Exchange Commission made pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. Supernus undertakes no obligation to update the information in this communication to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.